Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on March 29, 2007 by and among Pacific Capital Bank, N.A. ("the Bank") and Pacific Capital Bancorp. ("PCB") and with the Bank hereinafter collectively referred to as "the Company") on the one hand, and George S. Leis ("Executive") on the other hand, on the basis of the following.

         WHEREAS, the Bank and PCB desire to employ Executive as the President and Chief Executive Officer of the Bank and PCB as of the date of April 2, 2007 or such other date as the parties may mutually agree (the "Effective Date"); and

         WHEREAS, the parties are willing to enter into an agreement providing for such employment upon the terms and conditions set forth herein, which will replace any other prior written or oral understandings between Executive and the Company.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the sufficiency of which is acknowledged, the parties hereto covenant and agree as follows:

         A.    TERM OF EMPLOYMENT

               1. Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company as President and Chief Executive Officer, for a period of three (3) years, commencing as of the Effective Date set forth above (the "Term"), subject however to prior termination as hereinafter provided. Where used herein, "Term" shall refer to the entire period of the employment of Executive by the Company hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.

         B.    DUTIES OF EXECUTIVE

               1. Duties. Executive's duties under this Agreement shall include all ordinary and reasonable duties customarily performed by the President and Chief Executive Officer of a commercial banking institution in California, subject to the powers by law vested in the Boards of Directors of the Bank and PCB. As such, Executive shall oversee all operational aspects of the business and activities of the Company. Executive shall render his services to the Company and shall exercise such corporate responsibilities as Executive may be directed by the Boards of Directors. Executive shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with applicable laws.


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               2. Conflicts of Interest. Executive expressly agrees as a
condition to the performance by Company of its obligations herein that, during the Term, he will not, directly or indirectly, render any services of an advisory nature or otherwise become employed by, or participate or engage in, any business competitive with any businesses of the Company, without the prior written consent of the Company; provided, however, that nothing herein shall prohibit Executive from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, and so long as he in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Company. Nothing contained herein shall preclude substantially passive investments by Executive during the Term that may require nominal amounts of his time, energies and interest.

               3. Performance. During the Term, Executive shall devote substantially his full energies, interests, abilities and productive time to the business of the Company. Executive shall at all times loyally and conscientiously perform all of these duties and obligations hereunder and shall at all times strictly adhere to and obey, and instruct and require all those working under and with him strictly to adhere and obey, all applicable federal and state laws, statutes, rules and regulations to the end that the Company shall at all times be in full compliance with such laws, statutes, rules and regulations.

               4. Subpoenas; Cooperation in Defense of the Bank. If Executive, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Executive is otherwise required by law or regulations to disclose Confidential Information (as described in Section G below), Executive will promptly, before making any such production or disclosure, notify the Company's counsel and provide such information as the Company may reasonably request to take such action as the Company deems necessary to protect its interests. Executive agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Executive has knowledge of relevant facts or issues.

         C.    COMPENSATION

               1. Salary. In consideration of the performance by Executive of all of his obligations under this Agreement, the Bank agrees to pay Executive commencing on the Effective Date, a base salary of $500,000 per year, less required taxes and withholdings. The base salary shall be payable in accordance with the Bank's regular payroll practices. The Board shall review the base salary annually during the Term.


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               2. Hiring Bonus. The Bank agrees to pay Executive a hiring bonus in the amount of $100,000, less required taxes and withholdings, which shall be paid to Executive within thirty (30) days of the Effective Date.

               3. Other Bonuses.

                  (a) Cash. During the Term, the Bank agrees that Executive shall be eligible to be considered for a cash bonus consistent with the Bank's applicable executive incentive compensation program, which provides for bonuses in the range of 0% to 150% of an executive's base salary, based upon Executive's performance and accomplishment of business and financial goals during the completed fiscal year, the overall financial performance of the Bank, and other goals as determined by the Board. The bonus shall be payable when the bonuses of the other executives of the Bank are paid. For 2007, the bonus shall be prorated so as to apply to the portion of 2007 from the Effective Date through December 31, 2007. The Board retains the full discretion as to whether to grant bonuses to Executive, and in what amounts.

                  (b) Equity. Executive will be eligible to be awarded performance based equity bonuses in the form of either stock option grants or restricted stock grants or both with a total value up to 75% of his base salary ("Target Performance") up to 150% of his base salary ("Maximum Performance"). The equity awards will be based upon the Executive's performance and accomplishment during the completed fiscal year and the overall performance of the Bank as well as other goals as determined by the Board. The vesting of any equity award may be based on the Executive's performance. The Board retains the full discretion as to whether to grant such bonuses, and in what amounts.

               4. Stock Option Grant. PCB will grant to Executive on April 2, 2007, (the "Effective Date") stock options to purchase shares of PCB common stock with a value on the Effective Date of $100,000. The exercise price per share for these stock options will be the closing selling price for PCB's common stock (NASDAQ:PCBC) on April 2, 2007. These stock options will have a term of ten years; will become vested and exercisable over five years (twenty percent (20%) on each of the first five anniversaries of the Effective Date, provided that Executive continues in employment with the Bank and or PCB through each such anniversary; and will be subject to the terms and conditions of the PCB 2002 Stock Plan.

               5. Restricted Stock Grant. PCB will grant to Executive on April 2, 2007, (the "Effective Date") restricted shares of PCB common stock with a value on the Effective Date of $100,000. These restricted shares will vest over five years on each of the first five anniversaries of the Effective Date, according to the following schedule: first year: 20%, second year: 20%, third year: 20%, fourth year: 20% and fifth year: 20%; provided that Executive continues in employment with the Bank and/or PCB through each such anniversary.


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               6. Deferred Compensation Program. Bank will provide Executive a reasonably satisfactory deferred compensation program under which Executive may elect to defer a portion of Executive's base salary and annual bonus compensation each year. Such program shall be implemented no later than 30 days following the Effective Date and shall be structured so as to be reasonably expected to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

               The payment schedules to Executive as provided in Section F below, other than in connection with termination for cause, are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and shall be interpreted consistently therewith. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if Executive is deemed to be a "specified employee" for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to him under this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period.

         D.    EXECUTIVE BENEFITS

               1. Group Medical, Life Insurance and 401(k) Benefits. During the Term, the Bank shall provide for Executive's participation in medical, accident, health benefits, disability insurance, the 401(k) plan/profit sharing plan and other employee benefits as provided to other officers and employees of the Bank, the amount extent and scope of which shall be determined in accordance with the policies of the Bank as in effect from time to time, and subject to applicable legal limitations.

         E.    REIMBURSEMENT FOR BUSINESS EXPENSES

               Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for the Bank during the Term, which type of expenditures shall be determined by the Board of Directors, provided that:

               (a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as deductible compensation to Executive; and


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               (b) Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Executive.

Provided that the Board of Directors has granted specific approval in advance, any reasonable and customary expenses of Executive for his activities in industry association groups, or other business, industry, civic, or charitable organizations, that are not reimbursed by those organizations, will be reimbursed by the Bank to Executive upon presentation of proper documentation.

         F.    TERMINATION

Notwithstanding any and all other provisions of this Agreement to the contrary, Executive's employment hereunder may be terminated as follows:

               1. Without Cause. Executive's employment hereunder may be terminated in the sole and absolute discretion of the Boards of Directors of the Bank and PCB at any time. If Executive's employment is terminated under this Section F.1 the Bank shall pay Executive the base salary earned but unpaid through the date of termination. Additionally, if such termination occurs and is not for reasons described in Sections F.2 or F.3 below, and provided Executive executes the Release described in Section F.5 and complies with Section G.4 below, Executive shall receive payment of an amount equal to two times his then current annual base salary immediately preceding such termination in full and complete satisfaction of any and all rights which Executive may enjoy hereunder other than the right, if any, to exercise any of the Options vested prior to such termination and the right to receive other previously vested compensation (e.g., deferred compensation and vested stock grants). The payment shall be made in equal installments on the Bank's normal payroll dates during the 24-month period immediately following such termination.

               2. Upon Disability or Death.

               (a) Disability. Executive's employment hereunder may be terminated upon Executive's inability to perform his duties hereunder as the President and Chief Executive Officer of the Bank and PCB as a result of prolonged absence from work for health reasons or physical or mental disability, illness or incapacity, for three (3) consecutive calendar months, or for shorter periods aggregating three (3) months in any twelve (12) month period, as reasonably determined by the Boards of Directors. In the event that Executive's employment is terminated under this Section F.2, Executive shall receive the difference between any disability payments provided by the Bank's insurance plans, including workers compensation, and his then current base salary, as set forth in Section C.1 above, for twelve (12) months. Such termination shall not affect any rights, which Executive may have pursuant to any insurance or other


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death benefit plans or arrangements of the Bank. The above payment shall be in full and complete satisfaction of any and all rights, which Executive might enjoy hereunder other than the right, if any, to exercise any Stock Options and the right to receive other vested compensation (e.g. deferred compensation and vested stock grants). Any Stock Options and Restricted Stock previously awarded to Executive shall vest upon termination. Such payment is contingent upon Executive's execution of the Release described in Section F.5 and compliance with Section G.4 below, and shall be made in equal installments on the Bank's normal payroll dates.

               (b) Executive's Death. If Executive dies, his employment hereunder shall terminate without further obligation of the Company to Executive (or Executive's heirs or legal representatives) under this Agreement, other than for payment of: (i) Executive's base salary (as set forth in Section C.1 hereof) through the date of termination; and (ii) any compensation previously deferred by Executive. All of the foregoing amounts shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum within thirty (30) days after the date of termination or earlier, as required by applicable law and shall be in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any Stock Options and the right to receive other previously vested compensation (e.g., deferred compensation and vested stock grants). Any Stock Options or Restricted Stock previously awarded to Executive shall vest upon termination. The timing of the exercise of such Vested options shall be as provided in the PCB's 2002 Stock Plan.

               3. For Cause.

               The Company may terminate immediately Executive's employment hereunder without any further obligation or liability whatsoever to Executive, if the Board of Directors of either the Bank or PCB reasonably determines that Executive has:

               (i) committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive's duties as an employee of the Company;

               (ii) grossly neglected or willfully failed in any way to perform substantially the duties of such employment after a written demand for performance is given to Executive by the Board of Directors of the Bank or PCB which demand specifically identifies the manner in which such Board of Directors believes Executive has failed to perform his duties; or

               (iii) willfully acted or failed to act in any other way that materially and adversely affects the Company.


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               In the event of a termination of Executive's employment by the
Company under this Section F.3, the Company shall deliver to Executive at the time the Executive is notified of the termination of his employment a written statement setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for the termination of the Executive's employment under this Section F.3.

               If Executive's employment is terminated under this Section F.3, the Bank shall pay Executive the base salary earned but unpaid through the date of termination. Executive shall not have the right to receive compensation or other benefits for any period after the termination pursuant to this Section F.3 except for benefits already vested. Any termination under this Section F.3 shall not prejudice any remedy, which the Company may otherwise have at law, in equity, or under this Agreement.

               4. Upon a Change In Control.

               (a) Except for termination pursuant to Sections F.2 or F.3 hereof, if within one (1) year after the completion of a Change in Control (as defined below), Executive's employment with the Company is (i) terminated by the Bank or PCB or any successor to the Bank or PCB, or (ii) Executive resigns his employment with the Bank and PCB for any Good Reason; or (iii) Executive is offered a position with any successor to the Bank or PCB at or around the time of such Change in Control, but decides that he does not wish to accept such a position and, as a result, Executive suffers a job loss (either by termination or resignation), As used herein "Good Reason" shall mean a reduction of duties, a reduction of base salary, and/or a relocation of Executive's work site by more than 200 miles. Executive shall be entitled to receive an amount equal to two times Executive's annual base salary for the last calendar year ended immediately preceding the Change in Control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the Change in Control. Such amounts, less applicable withholdings, employment and payroll taxes (which taxes shall be paid upon termination or resignation of Executive's employment or at the time payments are made hereunder, as required by law), shall be paid (without interest or other adjustment) in 24 equal monthly installments on the first day following the effective date of the termination or resignation of the Executive's employment and continuing for 23 successive months thereafter, provided that Executive executes the Release agreement described in Section F.5 and complies with Section G.4. below.

               (b) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of PCB or the Bank possessing more than 50% of the total voting power of PCB's or the Bank's stock; provided, however, it is expressly acknowledged by Executive that this provision shall not be applicable to any person who is, as of the date of this Agreement, a Director of PCB or the Bank;


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(ii)   a majority of the members of PCB's or the Bank's Board of Directors is replaced during any 12 month period by directors whose appointment for election is not endorsed by a majority of the members of PCB's or the Bank's board prior to the date of the appointment or election;

(iii) a merger or consolidation where the holders of the Bank's or PCB's voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv) any one person, or more than one person acting as a group, acquired (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total fair market value greater than 50% of the total fair market value of all of the Bank's assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a change in the ownership of such assets if the assets are transferred to:

       (a) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly by PCB or the Bank;

       (b) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of PCB or the Bank; or

       (c) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person who owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

       Each event comprising a Change in Control is intended to constitute a "change in ownership or effective control", or a "change in the ownership of a substantial portion of the assets," of PCB or the Bank as such terms are defined for purposes of Section 409A of the Internal Revenue Code and "Change in Control" as used herein shall be interpreted consistently therewith.

       Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction, which merely changes the jurisdiction of incorporation of PCB or the Bank.

       (d) Executive may designate in writing (only on a form provided by the Bank and delivered by the Executive to the Bank before Executive's death) primary and contingent beneficiaries to receive the balance of any payment under this Section F.4 that are not made prior to the Executive's death and the proportions in which such beneficiaries are to receive such payment. The total amount of the balance of such payment shall be paid to such beneficiaries in a single unreduced lump sum payment made within ninety (90) days following Executive's death. Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Bank. The last written beneficiary designation delivered by Executive to the Bank prior to the Executive's death will control. If Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives Executive, then Executive's payment balance shall be paid to the Executive's estate in an unreduced lump sum payment within ninety (90) days following Executive's death.


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               5. Release.

               As a condition to Executive receiving any payments pursuant to Sections F.1, F.2, and F.4 hereof, Executive will execute and deliver a general release to the Company, in a form provided by the Company, releasing the Bank, PCB, their respective employees, officers, directors, stockholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to payments pursuant to Sections F.1, F.2 and F.4), payment of previously vested rights (e.g., vested Options, vested stock grants and deferred compensation) and valid claims for indemnification under Section G.5 of this Agreement) from the beginning of time to the date of termination.

               6. Regulatory Provisions.

               (a) Compliance with Safety and Soundness Standards. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive be in excess of that considered by the FDIC or the California Commissioner of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to the Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated there under.

               (b) Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company's affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (to the fullest extent permitted by law): (i) pay Executive the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C.
Section 1818(e)(3) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.


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               (c) Termination by Default. If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C.
Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

               7. Certain Limitations.

               Notwithstanding any other provision of this Agreement, if the total amounts payable pursuant to this Agreement, together with all other payments to which Executive is entitled, would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), as amended, such payments shall be reduced, in such order and manner as the Bank may elect, (or in the absence of such election, as shall be determined by Executive), to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section, such dispute shall be settled in accordance with Section G.11 herein; no such disputed payment shall be made until the dispute is settled.

               8. No Duty to Mitigate; No Offset.

               Executive shall not be required to mitigate the amount of any payments to Executive provided for under Sections F.1, F.2 and F.4 of this Agreement by actively seeking alternative employment during the period in which such payments are paid. In addition, the Company shall not have any right to offset amounts earned by Executive following termination against any payments to be paid to Executive pursuant to Sections F.1, F.2 and F.4 of this Agreement in the event that Executive obtains other employment during the period that such payments are being paid.

         G.    GENERAL PROVISIONS

               1. Company Confidential Information and Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and the Company acknowledge are trade secrets and other confidential and proprietary information of the Company, including but not limited to, knowledge or data concerning the Company, its operations and business, the identity of customers of the Company, including knowledge of their financial conditions their financial needs, as well as their methods of doing business, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas for analyzing asset portfolios, marketing plans and tactics, salary and wage information, and other business information (hereinafter "Confidential Information"). Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive. Executive shall not disclose any of the aforesaid Confidential Information, directly or indirectly, under any circumstances or by any means, to third persons without the prior written consent of the Company, or use it in any way, except as required in the course of Executive's employment with the Company.


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               2. Company's Ownership in Executive's Work. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Executive's employment with the Company, either alone or jointly with others, if on the Company's time, using the Company's facilities, relating to the Company or to the banking industry shall be owned exclusively by the Company, and Executive hereby assigns to the Company all of the Executive's right, title, and interest in all such intellectual property. Executive agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to be applied consistent with applicable law.

               3. Statutory Limitation on Assignment. Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

               Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies facilities, or trade secret information, except for those inventions that either:

               Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

               Result from any work performed by the employee for the employer.

               To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable."

               By signing this Agreement, Executive acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.


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               4. Covenant Not to Solicit Customers or Fellow Employees. If the
Company or the Executive terminates this Agreement for any reason, Executive agrees that, for the one (1) year period following termination of Executive's employment with the Company, Executive shall not solicit the banking business of any customer with whom the Bank, PCB or a subsidiary bank is doing or has done business during the one (1) year period preceding such termination, encourage any such customers to stop using the facilities or services of the Company, or encourage any such customers to use the facilities or services of any competitor of the Company. Executive further agrees, during the term of Executive's employment with the Company and for a one-year period following the termination of Executive's employment with the Company for any reason, not to solicit the services of any officer, employee or independent contractor of the Bank or PCB.

               The covenants contained in this Section G.4 shall be considered as a series of separate covenants, one for each political subdivision of California, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section G.4. If in any arbitration or judicial proceeding an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section G.4 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the arbitral or judicial modification of this Agreement as described in this Section G.4.

               5. Indemnification. To the fullest extent permitted by law, applicable statutes, and the Articles, Bylaws and resolutions of the Bank and PCB in effect from time to time, the Company shall indemnify Executive from and against liability, claims or loss arising out of Executive's service, actions or omissions concerning or relative to the performance of Executive's duties for the Company, including, but not limited to judgments, fines, settlements and advancement of expenses incurred in the defense of actions, proceedings and appeals there from. The Company's obligations under this Section G.5 shall survive the expiration or termination of this Agreement.

               6. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Company, and that Executive has no right, title or interest therein. Upon termination of Executive's employment hereunder, Executive or Executive's representative shall promptly deliver possession of all of said property to the Company in good condition.


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               7. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, or by facsimile, to the number specified below. Either party may change its address by written notice in accordance with this Paragraph.

If to the Bank and PCB:
-----------------------

Pacific Capital Bank, N.A. and Pacific Capital Bancorp
1021 Anacapa Street, 3rd Floor
Santa Barbara, California 93101

Attention:  Chairman of the Board, Edward E. Birch

Telephone: (805) 564-6435
Facsimile:   (805) 882-3888

With a copy to:  General Counsel, Frederick W. Clough

Telephone:  (805) 564-6264
Facsimile:   (805) 882-3856

If to the Executive:
--------------------

George S. Leis
405 Palomar Road
Ojai, California 93023
Telephone: (805) 640-0558

               8. California Law. This Agreement is to be governed by and construed under the laws of the State of California, without regard to the choice of law provisions of California.

               9. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

               10. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

               11. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, understandings, negotiations and discussions, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by an authorized representative of the Company and Executive.

               12. Receipt of Agreement. Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

               13. Arbitration. Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive' s employment with or separation from the Bank and/or PCB, to final and binding arbitration in Santa Barbara, California before an arbitrator associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service. Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.

               The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules"). The arbitration will be conducted in accordance with the AAA Rules (or the rules of any other service selected). Notwithstanding anything to the contrary in the AAA Rules, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator's award shall be enforceable in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys' fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state of federal statute prohibiting discrimination in employment ("a Statutory Claim"), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Executive asserts a Statutory Claim against the Bank, or where otherwise required by law, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator's fees and administrative costs. To the extent permissible under the law, however, and following the arbitrator's ruling on the matter, the arbitrator may rule that the arbitrator's fees and costs be distributed in an alternative manner. To the extent that applicable law provides that a prevailing party is entitled to recover attorney's fees and costs, the arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court. This mutual arbitration agreement does not prohibit or limit either the Executive' s or the Company's right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. The arbitrator shall have no authority to add to or to modify the terms described in this Paragraph, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

               14. Applicability of Agreement. This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as specifically provided in this Agreement).

               IN WITNESS WHEREOF, the Bank and PCB have caused this Agreement to be executed by a duly authorized officer or representative and Executive has executed this Agreement to be effective as of the day and year first written above.

Dated:  March 29, 2007                       PACIFIC CAPITAL BANK, N.A.


                                             By:
                                                --------------------------------
                                             Name:  Edward E. Birch
                                             Title:  Chairman of The Board


Dated:  March 29, 2007                       PACIFIC CAPITAL BANCORP


                                             By:
                                                --------------------------------
                                             Name:  Edward E. Birch
                                             Title:  Chairman of The Board




Dated:  March 29, 2007                       By:
                                                --------------------------------
                                             Executive:  George S. Leis